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| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person*

       Cherry                      Robert
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        (Last)                      (First)                        (Middle)

                               760 N.W. 107th Avenue
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                                   (Street)

         Miami                      FL                                  33172
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol  LNR Property / LNR
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                ----------------------------------------------------------------
4.  Statement for Month/Year      Jan-02
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person to Issuer (Check all applicable)
    ___ Director    [X] Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)

                       Vice President
                       --------------
    ----------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]  Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/                                                         End of               (D) or        ficial
                         Year)   -----------------------------------------------      Issuer's Fiscal      Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        Year                 (I)           ship
                                                               (D)                    (Instr. 3 and 4)     (Instr. 4)    (Instr. 4)
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
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Common Stock              N/A         N/A                  N/A                               133               I       By IRA Trust
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Common Stock              N/A         N/A                  N/A                                 1               I     By Savings Paln
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Common Stock          1/19/2002        J                12,500 / (A)                      12,500               D
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Restricted Common
Stock (1)             1/19/2002        J                12,500 / (D)                      37,500               D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(1) Represents shares of restricted stock. The shares will vest with respect to one-quarter of the total number of shares on January 19, 2002 (50,000), and the remainder will vest on each of January 19, 2003, January 19, 2004 and January 19, 2005 to the extent of one-quarter of the total number of shares.

(J) Represents release of restrictions from restricted common stock.


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  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           --------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Options                   16.20               N/A                  N/A                           N/A
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Options                  24.8125              N/A                  N/A                           N/A
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Options                  17.3125              N/A                  N/A                           N/A
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Options                  18.15625             N/A                  N/A                           N/A
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Options                  26.84375             N/A                  N/A                           N/A
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Options                   31.30            1/2/2002                 A                        10,000 (A)
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Stock Purchase Agreement (2)           28.80               N/A                  N/A                           N/A
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

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of          8. Price    9. Number     10. Owner-     11. Na-
                                 cisable and       Underlying Securities           of          of Deriv-      ship           ture
                                 Expiration        (Instr. 3 and 4)                Deriv-      ative          Form           of In-
                                 Date                                              ative       Secur-         of De-         direct
                                 (Month/Day/                                       Secur-      ities          rivative       Bene-
                                 Year)                                             ity         Bene-          Security       ficial
                                                                                   (Instr.     ficially       Direct (D)     Owner-
                               --------------------------------------------        5)          Owned          or             ship
                               Date     Expira-              Amount or                         at End         Indirect       (Instr.
                               Exer-    tion         Title   Number of                         of             (I)            4)
                               cisable  Date                 Shares                            Month          (Instr. 4)
                                                                                               (Instr. 4)
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
                             02-05-98 / 02-04-03   Common Stock Options/   8,221      N/A         8,221           D
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                             10-31-98 / 10-30-07   Common Stock Options/  22,500      N/A        22,500           D
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                             01-01-99 / 12-14-07   Common Stock Options/  36,750      N/A        36,750           D
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                             01-28-01 / 01-27-10   Common Stock Options/  10,000      N/A        10,000           D
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                             01-17-02 / 01-16-11   Common Stock Options/  10,000      N/A        10,000           D
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                             01-02-03 / 01-01-12   Common Stock Options/  10,000      N/A        10,000           D
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                             04-01-02 / 04-01-06   Stock Purchase Agreement/ 17,922   N/A        17,922           D
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
Explanation of Responses:

           /s/ Robert Cherry                   2/8/2002
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

       *  Reporting person denies beneficial ownership of these securities.

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2
                                                                        SEC 1474

(2) Represents a signed purchase agreement under the 2001 Senior Officer Stock Purchase Plan. On April 1st of each year from 2002 through 2006, Mr. Cherry will make purchases of LNR common stock. These purchases will total 17,922 shares.